                                                                                                          --------------------------
 FORM 4                                                                                                         OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   --------------------------
[ ] Check this box if no longer                     WASHINGTON D.C., 20549                                OMB Number      3235-0287
    subject to Section 16. Form                                                                           Expires:  January 31, 2005
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   Estimated average burden
    continue. See Instruction 1(b).                                                                       hours per response....0.5
                                                                                                          --------------------------
         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       | 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
   Person*                             |                                                   |   to Issuer (Check all applicable)
                                       |    Veridian Corporation ("VNX")                   |  _____ Director       _____ 10% Owner
  Jones       Ronald           C.      |                                                   |  __X__ Officer (give
------------------------------------------------------------------------------------------ |        title below)   _____ Other
(Last)        (First)       (Middle)   | 3. I.R.S. Identification|  4. Statement for       |                             (specify
                                       |    Number of Reporting  |     Month/Year          |                             below)
                                       |    Person, if an entity |        06/02            | Sr. VP, Corp. & Bus. Development
                                       |   (Voluntary)           |                         |------------------------------------
c/o Veridian Corporation,              |                         |                         |
1200 S. Hayes St., Suite 1100          |                         |-------------------------|-------------------------------------
---------------------------------------|                         |  5. If Amendment,       | 7. Individual or Joint/Group Filing
               (Street)                |                         |     Date of Original    |    (Check Applicable Line)
                                       |                         |     (Month/Year)        |    _X_ Form filed by One Reporting
                                       |                         |                         |        Person
                                       |                         |                         |    ___ Form filed by More than one
Arlington        VA              22202 |                         |                         |        Reporting Person
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(City)          (State)          (Zip) |      TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
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1. Title of Security                   |2. Transaction| 3. Transaction|4. Securities Acquired  |5. Amount of   |6. Owner-  |7.Nature
   (Instr. 3)                          |   Date       |    Code       |  (A) or Disposed of (D)|   Securities  |   ship    |  of
                                       |   (Month/Day/|    (Instr. 8) |  (Instr. 3,4 and 5)    |   Benefi-     |   Form:   |  Indi-
                                       |   Year)      |               |                        |   cially      |   Direct  |  rect
                                       |              |               |                        |   Owned at End|   (D) or  |  Bene-
                                       |              |               |                        |   of Month    |   Indirect|  ficial
                                       |              |---------------|------------------------|   (Instr. 3   |   (I)     |  Owner-
                                       |              |       |       |Amount | (A)  |  Price  |   and 4)      |  (Instr.4)|  ship
                                       |              |  Code | V     |       |  or  |         |               |           |  (In-
                                       |              |       |       |       | (D)  |         |               |           |  str.4)
                                       |              |       |       |       |      |         |               |           |
---------------------------------------|--------------|-------|-------|-------|------|---------|---------------|-----------|--------
                                       |              |       |       |       |      |         |               |           |
                                       |              |       |       |       |      |         |               |           |
---------------------------------------|--------------|-------|-------|-------|------|---------|---------------|-----------|--------
                                       |              |       |       |       |      |         |               |           |
                                       |              |       |       |       |      |         |               |           |
---------------------------------------|--------------|-------|-------|-------|------|---------|---------------|-----------|--------
                                       |              |       |       |       |      |         |               |           |
                                       |              |       |       |       |      |         |               |           |
---------------------------------------|--------------|-------|-------|-------|------|---------|---------------|-----------|--------
                                       |              |       |       |       |      |         |               |           |
                                       |              |       |       |       |      |         |               |           |
---------------------------------------|--------------|-------|-------|-------|------|---------|---------------|-----------|--------
                                       |              |       |       |       |      |         |               |           |
                                       |              |       |       |       |      |         |               |           |
---------------------------------------|--------------|-------|-------|-------|------|---------|---------------|-----------|--------
                                       |              |       |       |       |      |         |               |           |
                                       |              |       |       |       |      |         |               |           |
---------------------------------------|--------------|-------|-------|-------|------|---------|---------------|-----------|--------








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Reminder: Based on a separate line for each class of securities beneficially owned directly or indirectly.               (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative         |2. Conversion |3. Trans-    |4. Trans-      |5. Number      |6. Date           |7. Title and
   Security (Instr. 3)         |   or Exercise|   action    |   action      |   of Deriva-  |   Exer-          |   Amount
                               |   Price of   |   Date      |   Code        |   tive        |   cisable and    |   of Underlying
                               |   Derivative |             |   (Instr. 8)  |   Securities  |   Expiration Date|   Securities
                               |   Security   |  (Month/Day/|               |   Acquired (A)|   (Month/Day/    |   (Instr. 3 and 4)
                               |              |    Year)    |               |   or Disposed |   Year)          |
                               |              |             |               |   of (D)      |---------------------------------------
                               |              |             |               |   (Instr. 3,  | Date   | Expir-  |        | Amount or
                               |              |             |               |   4 and 5)    | Exer-  | ation   |  Title | Number of
                               |              |             |---------------|---------------| cisable| Date    |        | Shares
                               |              |             |       |       |      |        |        |         |        |
                               |              |             | Code  |   V   | (A)  |  (D)   |        |         |        |
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option          |    $16.00    |   6/5/02    |  A    |   V   |53,200|        |    (1) |2/12/12  |Common  |  53,200
(right to buy)                 |              |             |       |       |      |        |        |         | Stock  |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
-------------------------------|--------------|-------------|-------|-------|------|--------|--------|---------|--------|-----------
                               |              |             |       |       |      |        |        |         |        |
                               |              |             |       |       |      |        |        |         |        |
------------------------------------------------------------------------------------------------------------------------------------
 8. Price of  | 9. Number of   |  10. Ownership    | 11. Nature of |
    Derivative|    Derivative  |      Form of      |     Indirect  |
    Security  |    Securities  |      Derivative   |     Beneficial|
    (Instr. 5)|    Beneficially|      Securities   |     Ownership |
              |    Owned at End|      Beneficially |     (Instr. 4)|
              |    of Month    |      Owned at End |               |
              |    (Instr. 4)  |      of Month     |               |
              |                |      (Instr. 4)   |               |
-------------------------------------------------------------------|
              |     53,000     |        D          |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

(1) The option becomes 10% vested on February 12, 2003, 30% vested on
    February 12, 2004, 60% vested on February 12, 2005 and 100% vested on February 12, 2006.

                                                                             /s/ Ronald C. Jones                    July 8, 2002
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date
                                                                            Name: Ronald C. Jones


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
